EX-11
EARNINGS PER SHARE


Exhibit 11.     Statement Re: Computation of Per Share Earnings

                                          Three Months Ended Twelve Months Ended
                                          --------------------------------------
                                             May 2,    May 3,    May 2,   May 3,
                                              1998      1997      1998     1997
                                          -------------------------------------
                                            (In thousands except per share data)


Basic EPS Computation

Numerator:
  Net income (loss)                          $(3,052) $(3,184) $(28,931) $ 4,225
Denominator:
  Weighted average common shares outstanding  15,733   15,606    15,679   15,720
                                             -----------------------------------

                       Basic EPS             $ (0.19) $ (0.20) $  (1.85) $  0.27
                                             ===================================

Diluted EPS Computation

Numerator:
  Net income (loss)                          $(3,052) $(3,184) $(28,931) $ 4,225
Denominator:
  Weighted average common shares outstanding 15,733 15,606 15,679 15,720 Stock options, excluding anti-dilutive options of 56 and 19 shares for the three
  months ending May 3, 1997 and the twelve
  months ending May 2, 1998, respectively       ---       ---      ---        71
                                             -----------------------------------
     Total Shares                             15,733   15,606    15,679   15,791
                                             -----------------------------------

                       Diluted EPS           $ (0.19) $ (0.20) $  (1.85) $  0.27
                                             ===================================